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                  Rivian Bell
                  856.662.3200, ext. 5029 (1/24-26 only) or
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                  213.630.6550


                MEDIQ REACHES AGREEMENT WITH LENDERS, BONDHOLDERS
                               TO RESTRUCTURE DEBT

          Company Facilitates Restructuring through Chapter 11 Filing,
              Ready to File a Pre-Negotiated Plan of Reorganization

Pennsauken, NJ - Jan. 24, 2001 -- MEDIQ Incorporated and its wholly-owned subsidiary, MEDIQ/PRN Life Support Services, Inc., announced today that the company has reached an agreement with its secured lenders to restructure the company's outstanding debt. The company has been in discussion with its lenders for several months.

MEDIQ intends to facilitate the completion of the debt restructuring under Chapter 11 of the U.S. Bankruptcy Code. The company and several of its affiliates filed voluntary petitions today at the Bankruptcy Court in the District of Delaware in Wilmington. In addition, the companies will file immediately a pre-negotiated Plan of Reorganization that indicates how claims will be satisfied.

As part of the filing, MEDIQ has arranged with Banque Nationale de Paris (BNP Paribas) for up to approximately $20 million in debtor-in-possession (DIP) financing. The DIP financing will be reviewed by the Court for approval shortly.

The company affirmed it would continue to honor all customer commitments just as it did before the filing. Additionally, the company is seeking Court permission to pay pre-petition claims of trade creditors that continue customary terms in the ordinary course of business. Pending Court approval, all other vendor claims will be satisfied in full at the end of the Chapter 11 proceedings.

"After spending the past year revamping our corporate management and operations, we are very pleased to have reached the final stage of the reorganization process by restructuring the debt," stated Regis Farrell, MEDIQ president. "Having spent months working with our senior lenders to develop an appropriate capital structure, we agreed that the final resolution of the restructuring could be accomplished most expeditiously through a Chapter 11 filing. Under Chapter 11, we can obtain the necessary majority approvals without requiring 100 percent approval from all parties. Fortunately, because we have already negotiated our Plan of Reorganization, we expect the actual time under Chapter 11 protection to be very brief - perhaps just a few months.


"During this time, we will operate our businesses as usual. All customer commitments will be met. All facilities will be open at the regular time, and associates will work their usual schedules. We have asked the Court to approve payment of all pre-petition payroll and benefits. We have completed all reductions in force and have no further plans to layoff any personnel. As far as our vendors are concerned, we have maintained excellent relationships and believe that we will be able to provide our customers the quality service for which we are known."


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Mr. Farrell went on to state that "in fact, because we will have access to DIP financing, MEDIQ will have more cash availability now than the company has had at any time in the past 12 months. So we not only have an opportunity to promptly develop a new capital structure to fund the company's future growth, but we have greater cash with which to operate."

Under terms of the draft agreement, MEDIQ will restructure its $325 million senior secured credit facility into a new $240 million facility and newly issued shares of preferred stock. The preferred stock will represent, on a fully diluted basis, 65 percent of the common stock in the reorganized company. Secured lenders consist of more than 20 banks represented by BNP Paribas. Holders of the company's 11% senior subordinated notes due 2008 will receive 35 percent equity in the new company.

MEDIQ's current debt resulted from a 1998 leveraged buyout (LBO), refinancing and acquisition, which left the company with $476.4 million in debt. The company used an additional $77.5 million to fund acquisitions in fiscal 1999. For the fiscal year ended Sept. 30, 2000, the company's sales, while continuing to grow overall, could not adequately cover increased operating and restructuring costs and interest payments.

"MEDIQ is a market leader for infusion equipment, respiratory, and other critical care rentals and sales," Mr. Farrell reaffirmed. "Our leveraged financial structure made us vulnerable to our competitors, but those times are nearly over. We intend to emerge from Chapter 11 with a strong capital structure that will support current and future operations and open the doors to new customer programs in the months ahead."

MEDIQ Incorporated is a holding company headquartered in Pennsauken, NJ in the Philadelphia metropolitan area. The company operates MEDIQ/PRN Life Support Services, Inc., the largest movable critical care and life support medical equipment rental business in the U.S. The wholly owned subsidiary employs approximately 1,200 associates and operates more than 100 branches throughout the U.S.

MEDIQ/PRN includes operations for MEDIQ/ACS, which sells disposable, infusion and other medical products to the alternate infusion marketplace including home healthcare providers. Through all of its business units, the company services more than 10,000 customers nationwide.

This news release may contain forward-looking statements which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which involve risks and uncertainties that may affect MEDIQ and MEDIQ/PRN's business and prospects. Such forward-looking statements include, without limitation, beliefs as to the effects of its debt restructuring and financial reorganization, the company's liquidity and overall financial performance. Investors should consult the company's ongoing interim and quarterly filings and annual reports for additional information on the related risks and uncertainties. Investors are cautioned not to rely on these forward-looking statements. Neither MEDIQ nor MEDIQ/PRN undertakes to update such statements.

Additional information is available at the company's web site at www.mediqprn.com or by calling toll-free (866) 301-4837.


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